SUPERIOR INDUSTRIES INTERNATIONAL, INC.
ANNUAL REPORT OF FORM 10-K
Exhibit 18
PREFERABILITY LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
March 27, 2006
Board of Directors
Superior Industries International, Inc.
7800 Woodley Avenue
Van Nuys, California 91406
Dear Directors:
We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.
We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and issued our report thereon dated March 27, 2006. Note 1 to the financial statements describes a change in accounting principle related to the elimination of a one month lag period in reporting by one of the Company’s equity method investments to align its reporting period with the Company’s fiscal calendar. It should be understood that the preferability of one acceptable method of accounting over another for determination of an appropriate alignment of an equity method investment’s reporting period for purposes of consolidation has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the 2005 Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

PricewaterhouseCoopers LLP
Los Angeles, California
March 27, 2006